Exhibit 10.1
AMENDMENT NUMBER ONE
TO THE
THE CLOROX COMPANY
2005 STOCK INCENTIVE PLAN
     The Board of Directors of The Clorox Company has amended The Clorox Company 2005 Stock Incentive Plan (the “Plan”) as follows:
1.	Effective September 19, 2006, the definition of “Fair Market Value” in the Glossary of Defined Terms of the Plan is hereby amended by deleting such definition and replacing it with the following:

“Fair Market Value” means, as of any date, the value of a Share determined as follows:

(a) Where there exists a public market for the Share, the Fair Market Value shall be (A) the closing sales price for a Share on the date of the determination (or, if no sales were reported on that date, on the last trading date on which sales were reported) on the New York Stock Exchange, the NASDAQ National Market or the principal securities exchange on which the Share is listed for trading, whichever is applicable, or (B) if the Share is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a Share on the NASDAQ Small Cap Market, in each case, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(b)In the absence of an established market of the type described above, for the Share, the Fair Market Value thereof shall be determined by the Committee in good faith, and such determination shall be conclusive and binding on all persons.

2.	Except as expressly herein amended, the provisions of the Plan shall remain in full force and effect.
     All provisions of the Plan not specifically mentioned in this Amendment shall be considered modified to the extent necessary to be consistent with the changes made in this Amendment.